Exhibit 99.1

FOR IMMEDIATE RELEASE

July 1, 2014

CONTACT:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Announces the Completion of the Acquisition of First Private Holdings, Inc. and First Private Bank

Lafayette, Louisiana – IBERIABANK Corporation (NASDAQ: IBKC) (“IBKC”), the holding company of IBERIABANK (www.iberiabank.com), announced completion of the acquisition of First Private Holdings, Inc. (“First Private”) and its subsidiary bank, First Private Bank, both of which were based in Dallas, Texas. The acquisition, including the merger of First Private Bank with and into IBERIABANK, was completed on June 30, 2014.

Daryl S. Kirkham, former President and CEO of First Private, was named Market President for the Dallas, Texas, market. In addition, former members of First Private’s Board of Directors will comprise IBERIABANK’s Dallas Advisory Board.

Daryl G. Byrd, President and Chief Executive Officer of IBKC and IBERIABANK commented, “We welcome the shareholders, clients, and associates of First Private to the IBERIABANK family. We are very excited about the growth prospects and client development opportunities of our combined organization in the dynamic Dallas market.”

Under the terms of the Agreement and Plan of Merger, shareholders of First Private shall receive 0.27 share of IBKC common stock for each outstanding share of First Private common stock. The number of IBKC shares to be issued in the merger is based on the weighted average trading price of IBKC common stock during the 15 trading day period ended June 27, 2014, of $67.92.

At March 31, 2014, First Private Bank had total assets of $358 million, $277 million in gross loans, and $319 million in total deposits.

At March 31, 2014, IBKC had total assets of $13.6 billion, shareholders’ equity of $1.6 billion, and a tangible common equity ratio of 8.61%.

IBKC is a financial holding company headquartered in Lafayette, Louisiana. At June 30, 2014, IBKC had 280 combined offices, including 186 bank branch offices and three loan production offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 22 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 60 locations. IBKC had eight locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners, L.L.C. office in New Orleans.